As filed with the Securities and Exchange Commission on January 30, 2009

Registration No. 333-85285

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UST INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1193986
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 High Ridge Park, Building A Stamford, Connecticut 06905 (203) 817-3000	2100 (Primary Standard Industrial Classification Code Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary B. Glass

UST Inc.

6 High Ridge Park, Building A

Stamford, Connecticut 06905

(203) 817-3000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Jerry Whitson, Esq.

Hunton & Williams LLP

200 Park Avenue

53rd Floor

New York, New York 10166

(212) 309-1060

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

This Post-Effective Amendment No. 1 to the registration statement on Form S-4 (Registration No. 333-85285) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-4, Registration No. 333-85285 (the “Registration Statement”), filed by UST Inc., a Delaware corporation (the “Registrant”), relating to an offer to exchange $200,000,000 in unregistered debt securities designated 7.25% Senior Notes due 2009 and $40,000,000 in unregistered debt securities designated Floating Rate Senior Notes due 2009 for the corresponding registered debt securities (the “Debt Securities”).

On January 6, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 7, 2008, as amended October 2, 2008 (the “Merger Agreement”), by and among the Registrant, Altria Group, Inc. (“Altria”) and Armchair Merger Sub, Inc., an indirect wholly-owned subsidiary of Altria (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect wholly-owned subsidiary of Altria. As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, all of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the $4,000,000 principal amount of the 7.25% Senior Notes due 2009 in Debt Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on January 30, 2009.

UST INC.

By:	/S/ MURRAY S. KESSLER
Name: Murray S. Kessler
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MURRAY S. KESSLER Murray S. Kessler	President and Chief Executive Officer (Principal Executive Officer)	January 30, 2009

/S/ RAYMOND P. SILCOCK Raymond P. Silcock	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 30, 2009

/S/ JAMES D. PATRACUOLLA James D. Patracuolla	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2009

/S/ HOWARD A. WILLARD III Howard A. Willard III	Director	January 30, 2009

/S/ W. HILDEBRANDT SURGNER, JR. W. Hildebrandt Surgner, Jr.	Director	January 30, 2009

/S/ DANIEL J. BRYANT Daniel J. Bryant	Director	January 30, 2009